Ex 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Thomas J. Morris Silverleaf Resorts, Inc. 214-631-1166

SILVERLEAF RESORTS, INC. ANNOUNCES NEW $100 MILLION
REVOLVING CREDIT FACILITY WITH UBS

DALLAS, TEXAS. (March 8, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced the closing of a $100 million revolving senior credit facility through its newly-formed, wholly-owned and fully consolidated special purpose finance subsidiary, Silverleaf Finance IV, LLC ("SF-IV"), a Delaware limited liability company. SF-IV was formed for the purpose of issuing a $100 million variable funding note ("VFN") to UBS Real Estate Securities Inc. ("UBS"). The VFN will bear interest on advances by UBS to SF-IV at an initial rate equal to LIBOR plus 1.5%. The VFN will be secured by customer notes receivable sold by Silverleaf to SF-IV and will mature in March 2010. Proceeds to Silverleaf from the sale of the customer notes to SF-IV will be used to fund normal business operations and for general working capital purposes. The VFN was issued pursuant to the terms and conditions of an indenture among SF-IV, UBS and Wells Fargo Bank, National Association, as indenture trustee. Silverleaf will continue to service the customer notes sold to SF-IV under the terms of an agreement with the indenture trustee and SF-IV.

Thomas Morris, SVP - Capital Markets commented, “We are very pleased to be able to expand our relationship with an institution such as UBS. We are excited about continuing to leverage their expertise in the capital markets. Not only does this facility provide the liquidity necessary to fund our growth strategy, but it also significantly lowers our cost of capital”.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2004 Annual Report on Form 10-K (pages 19 through 27 thereof) filed on March 25, 2005.

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